UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to Section 240.14a-12

Whiting Petroleum Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

On October 30, 2014, Whiting Petroleum Corporation held a third quarter earnings conference call. The following is a transcript of such call.

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to Q3 2014 Whiting Petroleum Corporation earnings conference call. My name is Sandra and I’m your operator. At this time, all parties are on listen-only mode. We will conduct a question-and-answer session towards the end of the conference.

(Operator Instructions)

As a reminder, this call is being recorded for replay purposes. I’ll now turn the call over to Eric Hagen, Vice President of Investor Relations. Please go ahead.

Eric Hagen - Whiting Petroleum Corporation - VP of IR

Thank you very much, Sandra. Good morning and welcome to Whiting Petroleum Corporation’s third-quarter 2014 earnings conference call. On the call for Whiting this morning is the Whiting management team. During the call we’ll review our results for the third quarter and then discuss the outlook for the fourth quarter and full-year 2014. This conference call is being recorded and will also be available on our website at www.whiting.com. And to access the call and webcast, please click on the Kodiak Acquisition button on the home page.

Please note that our remarks and answers to questions include forward-looking statements and are subject to risks that could cause actual results to differ materially from those in the forward-looking statements. Additional information concerning these risks is set forth on slide number 2 and in our earnings release. Reconciliations of non-GAAP measures we refer to and the GAAP measures can be found in our earnings release and at the end of our webcast slides. Please take note that our form 10-Q for the period ended September 30, 2014 is expected to be filed later this week.

And with that, I’ll turn the call over to Jim Volker.

Jim Volker - Whiting Petroleum Corporation - President & CEO

Good morning, everyone, and thanks for joining us. As you can see from slide number 3, we’re pleased to, again, report that Whiting is a Company on the move and a Company with strong results at current oil prices. We’re pleased to announce that we posted another quarter of record production and continue to lead the way in new completion designs that enhance capital productivity in the Williston Basin. In the Niobrara, we announced exciting discovery wells in the Niobrara C and the Codell/Fort Hays zone’s. We’re well positioned for growth in view of the current oil prices. Our strategy for maintaining a strong balance sheet through disciplined spending and asset sales has worked and continues to benefit the Company. We believe Whiting has a strong future at current oil prices and we look forward to competing in this environment and continuing to create shareholder value.

The Kodiak acquisition is on track to close in December. We continue to believe in the merits of the transaction, which will create the leading Williston Basin player. The combination of Whiting’s technical acumen, strong balance sheet and efficient operations, with Kodiak’s high-quality asset base and talented people, makes even more sense at today’s oil price environment and will drive meaningful production and operational synergies.

As you know, it’s impossible for us to give 2015 formal guidance until the Kodiak deal closes. We can, however, give you an idea of what we’re planning. So assuming an $80 per barrel NYMEX oil price, we believe we can achieve high-teens to 20% growth on a combined basis with a capital budget of approximately $3.8 billion, which is essentially equal to the combined budgets for WLL and COG in 2014. This is a testament to the quality of both Companies’ assets and to Whiting’s ability to increase capital productivity across the entire asset base due to our focus on efficient operations and leading edge technology. In summary, we are very well positioned to create value as a combined entity in today’s oil price environment.

Whiting had a very strong third quarter and, again, posted record production, as you can see on slide 4. With a focus in the Bakken and the Niobrara, our total net daily production reached a record of 116,675 BOEs per day, which represented a 6% sequential increase over the second quarter of 2014. As you can see on slide number 5, 87% of our total production at Whiting in the third quarter came from our Rocky Mountain region. The Bakken/Three Forks represented 75% of our total production. Also of note is our outstanding growth rate in our Bakken/Three Forks assets, which grew 9% sequentially and 33% year-over-year.

As shown on slide 6, according to leading sell-side analysts at Tudor, Pickering & Holt, Whiting’s assets are located in three of the top five oil plays in the US. Again, according to leading analysts, Whiting’s assets are located in three of the top five oil plays in the US. These include our Bakken, Three Forks and Niobrara plays. The addition of Kodiak’s Williston Basin assets will add to our exposure in these top tier plays.

OCTOBER 30, 2014 / 03:00PM GMT, WLL - Q3 2014 Whiting Petroleum Corp Earnings Call

On slide number 7, we provide an overview of our plays in the Williston Basin, where we control, at Whiting alone, 663,000 net acres. Notable achievements this quarter include the completion of another well in the second bench of the Three Forks. The Flatland Federal 11-4 well, located in our Tarpon field, flowed nearly 6,000 BOEs per day. At Hidden Bench, we recently completed a four well pad at our Sovig unit. The average initial production rate for the pad was 3,278 BOEs per day, per well with a range from 3,036 to 3,572 BOEs per day, per well. The four wells were completed with 30 stages and 5 perforation stages — 5 perforation clusters per stage, consequently 150 entry points.

Whiting continues to lead the way in implementing new technologies to enhance productivity and recovery rates in the Williston Basin. At our Stanish field, the Brehm 13-7H well was completed in the middle Bakken formation using a slick water frac design flowing 3,770 BOEs per day from only a 6,800 foot lateral. Adjusted for lateral length, this is one of the most productive wells we have drilled in the prolific Stanish field and speaks very well for our plans for further [infill] drilling. We have also experienced strong results in our Missouri Breaks field, where the Sundheim 2127-1H, our first slickwater test, had a 200-day cumulative production of over 71,000 BOEs — over 64% greater than the offset well completed using older technology. Our Iverson well, completed with an increased number of perf clusters per stage, tested at 1,228 BOEs per day, one of the strongest rates to date on the western edge of our acreage.

Slide number 8 shows our Redtail field in Weld County, Colorado, where we targeted the Niobrara formation. We recently completed successful discovery wells in the Niobrara C zone and the Codell/Fort Hays formation. The Razor 25B-2549 well was completed in the Niobrara C and achieved a recent 10-day average rate of 712 BOEs per day, a real horse. The well, which was drilled on a 640 acre spacing unit, was completed with 40 stages using a cemented liner and plug-and-perf completion method.

The Razor 25B-2551 well was completed in the Codell/Fort Hays and achieved a recent 10-day average of 570 BOEs per day. That well, which was also drilled on a 640 acre spacing unit, was completed with 40 stages using a cemented liner and plug-and-perf completion method. We estimate the Codell is prospective across at least 50% of our Redtail field. On an eight-well spacing pattern, this would add 825 gross locations to our Redtail field, bringing the total to 4,125 gross locations. The Niobrara C has similar prospectivity, so we could have nearly 5,000 gross locations at Redtail. The Redtail field continues to achieve strong growth and recently reached a milestone. As we brought on additional wells after quarter end, production has jumped up to over 10,000 net BOEs per day.

Mike Stevens, our CFO, will now discuss our financial results in the third quarter.

Mike Stevens - Whiting Petroleum Corporation - CFO

On slide number 9, you can see our third quarter 2014 adjusted net income available to common shareholders was $148 million, or $1.24 per diluted share. Our discretionary cash flow in the third quarter totaled $538 million. This total represented a 19% increase over the $450 million in the third quarter of 2013.

Our guidance for the fourth quarter and full-year 2014 is detailed on slide number 10. You will note we are guiding for a 20% production increase for 2014 over 2013. Also note that our LOE per BOE was down again in the third quarter and is expected to remain lower in the fourth quarter. Please note, our 2014 guidance does not include the impact of the Kodiak Oil & Gas acquisition.

On slide number 11, our third quarter EBITDA margin remains strong at 70% of our blended realized price per BOE. This continues to validate our long-standing strategy of focusing on oil. On slide number 12, you can see that we continue to maintain a strong balance sheet with only $100 million drawn under our bank credit facility. We have arranged $3.5 billion of bank commitments, effective upon the closing of the Kodiak acquisition. As a result, we are well positioned from a liquidity perspective to deal with lower oil prices. Slide number 13 shows that our two senior notes and senior subordinated note continue to trade above par. It also shows that we are well within all the covenants in our credit agreement and our bond indentures.

Slide number 14 shows our crude oil hedge positions. At this point, we are 52% hedged for the remainder of 2014. On slide number 15, you’ll see our fixed differential crude oil sales contracts that are locked in at an attractive differential of only $5 to $6 off of NYMEX.

With that, I’ll turn the call back over to Jim.

Jim Volker - Whiting Petroleum Corporation - President & CEO

Thanks, Mike. Ladies and gentlemen, I would like to now talk about our agreement to acquire Kodiak Oil & Gas. The definitive proxy was recently filed with the SEC and we have set a special shareholder meeting for December 3, 2014 to vote on the approval of the transaction. After the approval of the Canadian Court, we expect to close the transaction before year-end. We also successfully completed consent solicitations of all three Kodiak bond issues. This will result in certain of their covenants being amended upon completion of the Kodiak acquisition to make them more consistent with Whiting bonds.

OCTOBER 30, 2014 / 03:00PM GMT, WLL - Q3 2014 Whiting Petroleum Corp Earnings Call

On slide 17, I would like to note the compelling strategic benefits we see in this transaction. First and foremost, this transaction creates a leading player in the Williston Basin. The combined Company will be the largest Bakken/Three Forks operator by production and will have a combined acreage position of 855,000 net acres in the play. The combined Company will have more than 3,460 net drilling locations in the play. We believe the transaction will drive significantly higher production and cash flow growth for the combined Company. We plan to substantially accelerate the Kodiak drilling program by increasing the rig fleet from 7 rigs to 12 rigs by the fourth quarter of 2015. This acceleration will be supported by the combined Company’s greater access to lower cost capital, allowing us to substantially enhance the net asset value per share of the combined Company. The transaction also underscores Whiting’s position as a leading US oil-weighted growth Company as we expect our growth profile and strong EBITDAX margins to be driven by our oil focus.

Most importantly, this transaction positions the combined Company to realize meaningful operational synergies and value-creation opportunities relative to what could be achieved by either company on its own. The Whiting and Kodiak asset [basits] in the Williston Basin fit hand-in-glove, which allow us to operate more efficiently as we continue to execute on pad drilling and decreased mobilization time and costs from well site to well site. Together, we create an extremely attractive position in the central and eastern Williston Basin sweet spot fairway. Equally important, we see substantial financial benefits from applying Whiting’s technological expertise to Kodiak’s extensive inventory of drilling locations, which would allow us to enhance overall recoveries while reducing drilling and completion costs. The combination will materially enhance Whiting’s scale, which will have material benefits in terms of drilling optimization and acceleration.

Meanwhile, as of 12-31-13, our combined Company will have more than 600 million BOEs approved reserves and 1.2 billion BOEs of 3P reserves, 80% of which is in the Bakken/Three Forks. We believe this enhanced scale will attract new investors to the Whiting story. The combined Company will have a stronger credit profile and increased financial flexibility, represented by its low anticipated debt-to-EBITDAX ratio and its estimated borrowing base of $4.5 billion with $3.5 billion of commitments. We’re also working with the rating agencies to demonstrate the strengths and benefits of this all-stock transaction.

Lastly, for US federal income tax purposes, the transaction provides significant financial benefits to both sets of shareholders. The all-stock nature of the transaction means it should be tax-free to both Whiting and Kodiak’s US shareholders. It also allows both sets of shareholders to benefit from the substantial upside of the combined Company, particularly Whiting’s high-growth, oil-rich Niobrara Redtail development program. Additionally, we expect the transaction to be accretive to discretionary cash flow, net income and production per share in 2015 and beyond.

Moving to slide 18, I would like to highlight some of the expected benefits of the transaction to Whiting. The transaction will increase Whiting’s overall weighting towards the Bakken/Three Forks. And even at Q1 2014, 80% of proforma Q1 2014 production came from Bakken/Three Forks. And we will have 855,000 net acres with an inventory of over 3,400 net Williston Basin locations. These are also acres we all know very well.

All Whiting shareholders will benefit from the present value impact of accelerating the development of Kodiak’s extensive inventory of drilling locations. To be specific, our current plan is to grow the fleet of the 7 operated Kodiak rigs to 12 operated rigs within 12 months of the transaction closing. This is expected to have material impacts on production, cash flow and net asset value per share.

The all-stock nature of the transaction also benefits to Whiting shareholders. First, it allows Whiting access to large portfolio of assets without having to access the debt or equity capital markets, meaningfully enhancing our relative position versus our ENP peers while maintaining strong debt metrics. Second, the transaction is credit-enhancing and we are working diligently with the rating agencies to demonstrate the value of the combined Company. As I mentioned earlier, we expect the transaction to be accretive in 2015 to Whiting on a discretionary cash flow, net income and production per share basis. Further, given the growth profile and substantial opportunities available to the combined Company, we expect the transaction to become increasingly accretive beyond 2015 across all the metrics.

On slide 19, you can see that we strongly believe this transaction provides significant benefits for Kodiak shareholders, Kodiak employees and all of Kodiak stake holders. As a result of the all-stock nature of the transaction, Kodiak shareholders will own 29% of the Company and will retain upside and exposure to the continued development of the Bakken/Three Forks within a much larger entity. We view this transaction as significantly de-risking the Kodiak story for its shareholders, employees and all of Kodiak stake holders. Kodiak shareholders will own shares in a significantly larger Company, with a more diverse set of reserves and production, but also with additional complimentary assets in an area we all know well.

The transaction will also provide exposure to a new and exciting play in the oil-rich Niobrara extension play in northeast Colorado, which Whiting controls. Even more importantly, the increased size and scale of the combined Company provides greater access to capital for acceleration of drilling on our acreage. We plan to increase Kodiak’s operated rigs from 7 to 12. This increase in rig count will drive increased value for both sets of shareholders. Even beyond rig count acceleration, we see significant benefits in the application of Whiting’s operating and technical know-how to Kodiak’s drilling program, with an extensive remaining drilling inventory. The per-well drilling cost savings that Whiting can potentially achieve is expected to add significant value for both sets of shareholders.

OCTOBER 30, 2014 / 03:00PM GMT, WLL - Q3 2014 Whiting Petroleum Corp Earnings Call

Finally, the transaction has considerable benefits from a credit perspective. The tangible financial savings from both a lower cost of borrowing and a lower overall cost of capital should benefit Kodiak and its constituents.

It’s an exciting time for Whiting and our shareholders. At current oil prices, we remain confident in our outlook for continued strong growth in our production and reserves. Our efficient operations and leadership in the implementation of new technologies enhances the capital productivity of our asset base. Also, Whiting has been proactive in rationalizing its portfolio to build a strong balance sheet and a good liquidity position. In conjunction with our Kodiak acquisition, we have arranged $3.5 billion of bank commitments. In addition, Whiting continues to review its asset base for further liquidity enhancements. In the last 15 months, Whiting has generated $1.1 billion of liquidity through asset sales.

In the Williston Basin, we continue to generate significant growth in production and reserves. At Redtail, we’re seeing exciting results from our initial drilling in the Niobrara C and the Codell/Fort Hays formation, which we believe will significantly add to our large inventory of drilling locations.

In summary, over the past 15 months, we have built an even stronger Whiting. Our Kodiak acquisition added to the high quality of our inventory. Our asset sales lowered our operating cost structure and provided us with liquidity to thrive in a lower oil price environment. Our Niobrara discovery is exceeding expectations with some of the most profitable drilling results in the industry and a drilling inventory that could approach 5,000 gross locations. We look forward to competing in the current environment.

This call is primarily about what we believe are the compelling third quarter results we, at Whiting, have already — and we at Whiting have already reviewed our progress in completing the Kodiak transaction as well as its strategic merits in some detail here in this call. Therefore, we ask that you please focus your questions on Whiting’s operations and third-quarter results.

Sandra, please open up the conference call for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Your first question comes from John Freeman from Raymond James. Please go ahead.

Jim Volker - Whiting Petroleum Corporation - President & CEO

Good morning, John.

John Freeman - Raymond James & Associates, Inc. - Analyst

Hi. The first question I had — you all raised your EURs at midyear based on what big improvements you all had on the submitted liner plug-and-perf completions. And I’m just curious, based on what you all have seen from the improvements from the slickwater, if an update of the EUR guidance is something we should think about for a fourth quarter release or is that something that’s more midyear again next year?

OCTOBER 30, 2014 / 03:00PM GMT, WLL - Q3 2014 Whiting Petroleum Corp Earnings Call

Jim Volker - Whiting Petroleum Corporation - President & CEO

John, this is Jim. And then I’ll turn it over to Steve Kranker here, VP of Reservoir Engineering as well as Acquisitions, for further amplification. But I would say this to you, I think at year-end you’ll see the benefit of exactly what you’ve asked about there. That is improved recoveries and greater EURs. Steve, do you want to take it away?

Steve Kranker - Whiting Petroleum Corporation - VP of Reservoir Engineering & Acquisitions

Yes, we’re monitoring our slickwater fracs. There’s several that are up 60%-plus on initial rates the first month or two production. A little early to tell what that will translate into in the EUR, but we’re hopeful it will be similar uplift that we saw on the cemented liner plug-and-perfs as well. And as Jim says, we’ll see more of that in year-end reserve report.

John Freeman - Raymond James & Associates, Inc. - Analyst

Okay. And then my last question, you all obviously had a good bit of facilities-related CapEx during the third quarter, namely on the Robinson plant. And in the fourth quarter, is there any additional kind of meaningful facilities-related CapEx that we should expect?

Jim Volker - Whiting Petroleum Corporation - President & CEO

Not that significant, John.

John Freeman - Raymond James & Associates, Inc. - Analyst

Okay, great. I’ll turn it over to somebody else. Great quarter, guys.

Jim Volker - Whiting Petroleum Corporation - President & CEO

Thank you.

Operator

Thank you. We have another question for you and this one’s from Will Green from Stephens. Please go ahead.

Will Green - Stephens Inc. - Analyst

Good morning, guys.

Jim Volker - Whiting Petroleum Corporation - President & CEO

Good morning, Will.

Will Green - Stephens Inc. - Analyst

Wanted to start on Redtail. To this point, most the development program’s been focused around the A and the B. Given that you guys are going to be running five to six rigs going forward, how does — how do the new results in the C in Codell change that? When did those zones get factored into the pad development you guys are going to be doing there next year?

OCTOBER 30, 2014 / 03:00PM GMT, WLL - Q3 2014 Whiting Petroleum Corp Earnings Call

Mark Williams - Whiting Petroleum Corporation - SVP of Exploration & Development

Sure, Will. This is Mark Williams. The C and the D are both pleasant surprises, especially the D. We knew the C was going to work from a couple of wells that had been drilled previously. So what we’re doing to plan for that going forward, we have a number of wells, six wells that we call ITW wells, initial test wells, that define the expanded area in our acreage position. And we’re drilling those to ensure that we have a full understanding of where each of those zones is fully developed. We have, we think, approximately 50% of our acreage position being prospective for those two zones. But as we (inaudible) —

Eric Hagen - Whiting Petroleum Corporation - VP of IR

Sandra, It’s Eric Hagen. If you can hear us can you maybe just type over to us?

Operator

Eric I can hear you perfectly now. Sorry. The line went completely crackly and I couldn’t hear what you were saying. I do apologize for that. Have you finished with Will’s question? I’m sorry.

Jim Volker - Whiting Petroleum Corporation - President & CEO

Is Will still on?

Operator

Will is still — Will’s line is still open. Yes. Will, can you hear us?

Will Green - Stephens Inc. - Analyst

I’m still on if you guys can still hear me.

Operator

Will, we can hear you. And, yes, Eric, we’ve got you as well. Please go ahead. Sorry about that, everybody.

Eric Hagen - Whiting Petroleum Corporation - VP of IR

If you could just repeat what you said, Jim. I don’t know if they got that or not about our neighbors to the south.

Jim Volker - Whiting Petroleum Corporation - President & CEO

Right. Just in case you didn’t catch that, or the line went dead while I was speaking, we feel very good about the C zone, especially in the southern tier of our acreage as it abuts our neighbors to the south where, incase it sort of slipped through on their reporting, they have completed five very good C wells down there. So we’re very confident in the derisking that we’ve done and the derisking of the C that’s been done by our neighbors to the south.

Will Green - Stephens Inc. - Analyst

Great. I appreciate that. And then I also wanted to touch on the coil tubing fracs up in the Williston. Given all the additional stages, what’s the incremental cost that you guys are seeing on those wells? Or is it such that you’re saving so much on time or better targeting of the pumping and [sand] usage that there isn’t much cost associated? Can you just talk through the differences there in a typical non-coil tubing frac?

OCTOBER 30, 2014 / 03:00PM GMT, WLL - Q3 2014 Whiting Petroleum Corp Earnings Call

Jim Volker - Whiting Petroleum Corporation - President & CEO

Really on average across our acreage position, there isn’t going to be a change in our drilling and completion costs. We’ll still be in that $8 million to $8.5 million range, kind of depending upon where we are, whether we’re using coil tubing or any of the other completion techniques. I think early on, some of the slickwater jobs will cost us a little bit more. But as we move forward and basically, I’m going to say, get everything that we need lined up there — as we typically have great — I would say relationships and coordination with all of the pumping service companies that we use out there. I’m sure you’re aware. They are under pressure not only from us, but from others, since they were able to see some price increases while oil and gas prices were rising. And to quote the CEO of Oxy, we hope they will be as flexible on the way down. (laughter)

Will Green - Stephens Inc. - Analyst

Got you. I appreciate all the color, guys.

Jim Volker - Whiting Petroleum Corporation - President & CEO

You’re welcome. Thanks, Will.

Operator

Thank you. Your next question comes from David Tameron from Wells Fargo. Please go ahead.

David Tameron - Wells Fargo Securities, LLC - Analyst

Good morning, Jim.

Jim Volker - Whiting Petroleum Corporation - President & CEO

Hi. Good morning.

David Tameron - Wells Fargo Securities, LLC - Analyst

Couple questions. Slickwater that you just alluded to, I know it varies across the basin, but can you talk a little bit about costs and just additional costs? Like in Stanish, for instance, what’s the additional costs there versus what you have been doing? Let me start with that.

Rick Ross - Whiting Petroleum Corporation - VP of Operations

This is Rick Ross and I can respond to that. I think as Jim said, our costs on the slickwater jobs will vary from flat to maybe as much as 12% incremental, depending on job sizes that we pump and logistics in the area.

David Tameron - Wells Fargo Securities, LLC - Analyst

I mean, is that — so I can’t characterize it by Stanish does this, this other basin — this other subset does this? You can’t really characterize it that way?

Rick Ross - Whiting Petroleum Corporation - VP of Operations

Probably the two areas that are close to flat pricing are Stanish and Missouri Brakes, just because we have lower water handling costs there.

OCTOBER 30, 2014 / 03:00PM GMT, WLL - Q3 2014 Whiting Petroleum Corp Earnings Call

David Tameron - Wells Fargo Securities, LLC - Analyst

Okay.

Rick Ross - Whiting Petroleum Corporation - VP of Operations

And some areas where we don’t have as much — that’s what Jim was referring to. We build out our water handling networks and things like that. We can reduce that incremental cost.

David Tameron - Wells Fargo Securities, LLC - Analyst

Okay.

Jim Volker - Whiting Petroleum Corporation - President & CEO

And to be honest, I’m trying to imply that really over the next six months, I would expect to see some flexibility on the part of truly what we consider to be our partners in the development of these areas, and that is the pumping services companies. And, as you know, we take great pride in our relationships with these folks. Not only do they help us with respect to the design of some new equipment ideas that we have and have had and have implemented through them and their very talented machinists, but they have also been what I would say is reflective. They have had good, sound thinking, I think, on pricing towards us. And with our improved size in the Bakken/Three Forks area, we’re expecting to see some reasonable flexibility there on their part. So I’m trying to get across the idea here that we still think we can drill these things for about $8.5 million — drill and complete for about $8.5 million, including a slickwater job as we line things out into 2015.

David Tameron - Wells Fargo Securities, LLC - Analyst

Okay. That’s helpful.

Jim Volker - Whiting Petroleum Corporation - President & CEO

Thank you, Dave.

David Tameron - Wells Fargo Securities, LLC - Analyst

Could I ask one follow-up?

Jim Volker - Whiting Petroleum Corporation - President & CEO

Sure.

David Tameron - Wells Fargo Securities, LLC - Analyst

Just in the Niobrara C, just the way — and I may be talking semantics, but the way the press release is worded, it said recent 10 day rates have averaged X. Are these wells that are showing similar profile, in that they take a while to clean up? Or could you just talk about how those come on line and is that —

OCTOBER 30, 2014 / 03:00PM GMT, WLL - Q3 2014 Whiting Petroleum Corp Earnings Call

Eric Hagen - Whiting Petroleum Corporation - VP of IR

They are the same as the — it’s Eric. Dave, they are about the same as the A and the B. It can take 15, sometimes even 30 days to clean up. And then they hit kind of a stabilized rate. And that’s what we’re referring to in the press release. That’s the most recent stabilized rate we’ve got. The wells are holding in there around those rates. So we think they are similar to maybe even better productivity. If you noticed, they are drilled on six 40-acre spacing, versus our typical well is on 9/60.

David Tameron - Wells Fargo Securities, LLC - Analyst

Okay. But if I lay that curve — if I look at A and B curve, that’s a similar profile, is what you’re saying?

Jim Volker - Whiting Petroleum Corporation - President & CEO

Yes, sir. Yes, sir.

David Tameron - Wells Fargo Securities, LLC - Analyst

Okay.

Jim Volker - Whiting Petroleum Corporation - President & CEO

And the important point is there that I think Eric was pinging away at is that that was a 6/40 and, of course, not a 9/60. So we’re hoping for some uplift when we start drilling longer laterals into that zone.

David Tameron - Wells Fargo Securities, LLC - Analyst

Okay. That’s helpful. Thanks, guys.

Jim Volker - Whiting Petroleum Corporation - President & CEO

Thank you, Dave.

Operator

We have another question for you. This one’s from Joe Allman from JPMorgan. Please go ahead.

Joe Allman - JPMorgan - Analyst

Thank you, operator, and good morning, everybody.

Jim Volker - Whiting Petroleum Corporation - President & CEO

Good morning. Thanks for calling, Joe.

Joe Allman - JPMorgan - Analyst

Sure. So as Whiting pushes completion technology forward, have you drawn conclusion about what techniques work best and where? I mean, for example, when I look at the coil tubing wells that you disclosed in the press release, some of those wells are just huge. And so I’m assuming that that doesn’t necessarily work as well in every field. So could you just describe that?

OCTOBER 30, 2014 / 03:00PM GMT, WLL - Q3 2014 Whiting Petroleum Corp Earnings Call

Rick Ross - Whiting Petroleum Corporation - VP of Operations

I can, I guess responding first to your comment about the coil tubing wells that we reported in Tarpon field, I think the coil tubing completion compares pretty well there to our state-of-the-art cemented liner plug-and-perf. They are just huge wells in Tarpon with both of those completions. Regarding coil tubing completions, probably the area that’s going to work the best is, I would say, probably eastern Stanish drilling — eliminating the drill-out of the plugs. So I think we’ll see limited use of the coil tubing completions. But it is a good tool.

Mark Williams - Whiting Petroleum Corporation - SVP of Exploration & Development

I’ll add to that. Really, what we try to do, our acreage position is we have several of the sweet spots of the basin that we’re trying to develop. But the geology varies subtlely from one area to other areas. So for example, on our slickwater fracs we’ve gotten excellent results in three areas, as we mentioned earlier in the call, both Stanish, Missouri Brakes, and it shows up on page 7, but we also got a very good slickwater test down at Pronghorn. So certain areas that respond to different completion techniques differently than other areas. So really what we’ve been trying to do here over the last couple of years is fine tune our completions to the geology in each of those different areas. So I think that’s the important take-away here. It’s going to be subtlely different from one area to the other.

Jim Volker - Whiting Petroleum Corporation - President & CEO

And we design our (inaudible) —

Eric Hagen - Whiting Petroleum Corporation - VP of IR

Do we still have you on?

Joe Allman - JPMorgan - Analyst

Joe Allman’s here.

Eric Hagen - Whiting Petroleum Corporation - VP of IR

Okay, Joe. Do you have a follow-up?

Joe Allman - JPMorgan - Analyst

No. I think we had the same crackly problems. Jim, when you started discussing, I heard the first three words. But then I didn’t hear the remainder.

Jim Volker - Whiting Petroleum Corporation - President & CEO

Well, thank you, Joe. What I was mentioning is that we have specialist teams in each one of our project areas. These are cross-disciplinary, including our geoscientists, our completion engineers, our drilling engineers, as well as our operating people. And so to try to relate how I think about that is in each one of our areas, I feel like rather than, quote, going to a GP on this, we’re going to a specialist to design the frac in that area.

Joe Allman - JPMorgan - Analyst

Okay. That’s very helpful. And then a follow-up. Jim, you talked about plans for 2015. So in an $80 WTI environment, do you think activity changes much from the current level? And what would happen if WTI sat at $70 for a while? And whatever you did, like what would be the impact on production growth?

OCTOBER 30, 2014 / 03:00PM GMT, WLL - Q3 2014 Whiting Petroleum Corp Earnings Call

Jim Volker - Whiting Petroleum Corporation - President & CEO

Thank you, Joe. Well I think what we’re really saying to you here is, look, as a combined entity, I think we’re going to push the bigger ball up the hill just as fast as Whiting did in 2014. So basically spending no more money than the combined entities did in 2014. In 2015 we’re going to take that combined entity and grow it at least as fast as Whiting grew alone in 2014. So we’re doing that by being effective and efficient, by using these completion techniques, by — I’m sure you’re well aware, we’re — we view our acreage, everything that we own in one way or another, as being in a good area. And then within each area, obviously there are, as Mark referred to, some subtle differences. And we’re trying to concentrate our rigs in the areas that are giving us the biggest bang for the buck.

To go on and answer — I hope that part of it’s helpful to you so that you can see that we’re working on our efficiency. And that’s reflected in my comments about approximately 20% year-over-year growth as being a target for us in 2015. In terms of whether or not there would be much of a change if oil prices fell to, say, $75 or so. No, I don’t think so. I really don’t. I think the activity would be about the same. The rates-of-return, the [IRRs] and other things — times to payout really don’t change very much. I might say even all the way down to $70. Obviously there’s some and we’d have a little bit more — we obviously have a little bit more outspend. But not significant than as we’ve tried to show you here, we think even at today’s oil prices, our capital availability will be over $4 billion.

Joe Allman - JPMorgan - Analyst

Okay. That’s all very helpful. Thank you, everybody.

Jim Volker - Whiting Petroleum Corporation - President & CEO

Thank you.

Operator

Okay. We have another question for you. This one’s from Brian Corales from Howard Weil. Please go ahead.

Brian Corales - Howard Weil - Analyst

Good morning, guys.

Jim Volker - Whiting Petroleum Corporation - President & CEO

Good morning.

Brian Corales - Howard Weil - Analyst

You all continue to test all these enhanced completions. And the coil tubing, it doesn’t seem to be common place from anybody else. Is that something that’s going to be more field-wide — testing field-wide in the Bakken and potentially even to the Niobrara? And what are the cost differences there? And what is the main benefit, I guess, outside of these big wells that you all are getting?

Eric Hagen - Whiting Petroleum Corporation - VP of IR

Brian, it’s Eric. We already answered that question.

Brian Corales - Howard Weil - Analyst

Oh, it may have been when I got knocked off. I’m sorry.

OCTOBER 30, 2014 / 03:00PM GMT, WLL - Q3 2014 Whiting Petroleum Corp Earnings Call

Eric Hagen - Whiting Petroleum Corporation - VP of IR

Yes, we already answered it. So do you have another one?

Brian Corales - Howard Weil - Analyst

Can you tell about what those declines look like? Are they — are those better? I mean, is it holding up just like a typical well in the Bakken?

Mark Williams - Whiting Petroleum Corporation - SVP of Exploration & Development

I think the coil tubing has similar declines. Is that the case, Rick? I don’t think there’s any appreciable difference. We think maybe the slickwaters might have lower declines in certain areas. But the coil tubing is pretty similar to our state-of-the-art submitted liner.

Brian Corales - Howard Weil - Analyst

Okay. Can just I do one follow-up, if you don’t mind?

Rick Ross - Whiting Petroleum Corporation - VP of Operations

Sure, Brian.

Brian Corales - Howard Weil - Analyst

In the Niobrara, I know you’re going on pad drilling and it gets lumpy. Are we going to start seeing a smoothing effect as we get into 2015? Or is it going to continue to be relatively lumpy?

Mark Williams - Whiting Petroleum Corporation - SVP of Exploration & Development

I think it’s going to continue to be lumpy. We’re going to be drilling on eight-well pads. So when we bring on an eight-well pad, we’re going to see a good-sized jump in production. I think as we get up to six-rig program, that may smooth it out a little bit. But I think the nature will be the same.

Brian Corales - Howard Weil - Analyst

Okay. All right. Thanks, guys.

Eric Hagen - Whiting Petroleum Corporation - VP of IR

Thanks, Brian.

Operator

Thank you. We have another question for you. Apologize for the pronunciation. This one is from Michael Hall from Heikkinen Energy Advisors. Please go ahead.

Michael Hall - Heikkinen Energy Advisors - Analyst

Thanks. Hi, guys. Good morning. Congrats on the continued progress. I guess I want to kind of take the flip side on Joe’s question and thinking about the 2015 kind of soft play (inaudible). If oil prices, let’s say, do recover, does that scale up with oil prices, or is that level probably something we should anchor at for the full-year expectation?

OCTOBER 30, 2014 / 03:00PM GMT, WLL - Q3 2014 Whiting Petroleum Corp Earnings Call

Rick Ross - Whiting Petroleum Corporation - VP of Operations

I think, naturally, if oil prices recover and we have more cash flow, we can scale up our plan and grow faster. But the point we’re trying to emphasize is that at current oil prices, we can achieve something similar to this year’s growth rate, we think around 20%. And on a flat capital budget of $3.8 billion, we think that most of the street is somewhere between $4.1 billion. Some guys have $4.5 billion. So we just want to kind of narrow in your expectations as to how we can compete in the current oil price environment.

Michael Hall - Heikkinen Energy Advisors - Analyst

Okay. Makes sense. It seems like adding production at a similar spend rate relative to expectations. So good capital efficiency. I guess as a follow-up, as you think about just the funding of next year, I know you’ve got ample liquidity, but you do have some non-producing assets on the gas processing side and some kind of non-core assets as well. Any commentary around the potential to monetize assets in 2015? And if so, what sort of total sums we might be thinking about?

Jim Volker - Whiting Petroleum Corporation - President & CEO

I really don’t want to speculate on that because I would like to sort of announce those if and when they occur. I will confirm that we do have a lot of interest in our gas plant assets. And I realize that we spent some money on them here during the third quarter. But I would like to just sort of underline what you’re, I think, are observing, which is that these assets, after we install them and develop them, are typically worth a big multiple of what we spent to develop them. And so — and we have, what I consider to be, people who would like to be, and I think will be great partners for us, not only, perhaps, in buying some of those assets, perhaps, but also in going forward and partnering up as we develop even more of those assets in the future.

So I’m very optimistic about our capability to do that. I do think it’s a big number if we ever wanted to monetize them all. We have a lot of chances, I guess I would say, to dance on our dance card. And we’re evaluating the — I’ll call it the intensity of the interest on all those folks who have been kind enough and smart enough to give us a call.

Michael Hall - Heikkinen Energy Advisors - Analyst

Very good. Appreciate it. Thanks, guys.

Jim Volker - Whiting Petroleum Corporation - President & CEO

Thank you.

Operator

Thank you. We have another question for you. This one’s from Jason Wangler and he’s from Wunderlich Securities. Please go ahead.

Jason Wangler - Wunderlich Securities, Inc. - Analyst

Good morning, guys. Just —

Jim Volker - Whiting Petroleum Corporation - President & CEO

Good morning.

OCTOBER 30, 2014 / 03:00PM GMT, WLL - Q3 2014 Whiting Petroleum Corp Earnings Call

Jason Wangler - Wunderlich Securities, Inc. - Analyst

Just curious, as we look into 2015 — and I appreciate the commentary there. The cash flows look like they are going to be pretty solid. And, Jim, you mentioned that obviously that will fluctuate with oil prices. But what are your plans as far as the hedges? I know that you guys don’t have too much going in next year. Is there anything that you can comment on as far as that going forward?

Jim Volker - Whiting Petroleum Corporation - President & CEO

Well I will say that I really don’t think that we, to date, have lost all that much in terms of if we had been greater hedged — say to 50% or so — for 2015 already. I certainly will admit that I wish we were hedged more. But to be honest, I, for one, didn’t know what the Saudis were going to do. It — that particular downturn that we’re existing in here, and I might say that yours truly has lived through six of these in my 40 year career, and I can tell you that they all provide opportunities as well as pain. And I think over the years, Whiting has been adept at finding those opportunities and doing that because we have a strong balance sheet, not necessarily because we were well hedged.

So I bring that up only to mention that over that 40 year period, and 30 of them here at Whiting, I really look forward — if you can imagine that — I look forward to these periods that give us these opportunities. And, frankly, it’s good to be able to show the quality of our inventory, to be able to compete. It doesn’t scare us here at Whiting to compete at the current oil prices or even a little lower. I think it shows the quality of our inventory, our ability to grow and still add net asset value per share. And I might say I appreciate the long-term shareholders that we have that stick with us through these periods of time. And I hope that’s kind of beneficial for you in thinking about it. We really didn’t see what I thought was great pricing out there due to the (inaudible) —

Operator

Jim, can you still hear me?

Jim Volker - Whiting Petroleum Corporation - President & CEO

We can hear you now.

Operator

Wonderful. Yes. Sorry. Apologize, the sound went again for you then. Sorry. Have you finished with Jason’s question? Would you like me to move on? Or are you still with Jason?

Jim Volker - Whiting Petroleum Corporation - President & CEO

Let’s ask Jason how much of my answer he heard.

Jason Wangler - Wunderlich Securities, Inc. - Analyst

I appreciate it, Jim. I got the most of it. You kind of said you weren’t seeing great pricing. Or you weren’t seeing great pricing, I guess, maybe before the downturn and that’s kind of where we lost you. And that’s kind of all I had.

Jim Volker - Whiting Petroleum Corporation - President & CEO

Did you hear Mike’s answer?

Jason Wangler - Wunderlich Securities, Inc. - Analyst

I did not. I’m sorry.

OCTOBER 30, 2014 / 03:00PM GMT, WLL - Q3 2014 Whiting Petroleum Corp Earnings Call

Jim Volker - Whiting Petroleum Corporation - President & CEO

Okay. So go ahead, Mike.

Mike Stevens - Whiting Petroleum Corporation - CFO

What I was saying is that Whiting generally protects about $85 floor on the hedges. So with the strip at $80, if we were to be 50% hedged for 2015, at least for the first half of 2015, that would costs us about $45 million. And while that’s not insignificant, it would not change our capital budgeting around $3.8 billion. We wouldn’t change that because of that $45 million.

Jason Wangler - Wunderlich Securities, Inc. - Analyst

That’s really helpful. Thank you.

Jim Volker - Whiting Petroleum Corporation - President & CEO

Thank you.

Operator

Thank you. Next question comes from Mike Kelly from Global Hunter. Please go ahead.

Mike Kelly - Global Hunter - Analyst

Hi, guys. Good morning.

Jim Volker - Whiting Petroleum Corporation - President & CEO

Hi, Mike.

Mike Kelly - Global Hunter - Analyst

Jim, at Redtail the gross location count continues to climb higher here just about every quarter. I was hoping you could give us a sense of really how much and what type of delineation work is still left to be done here, in your eyes, before you could more definitively state that the 5,000 potential locations is really exactly what we should expect to get. Thanks.

Jim Volker - Whiting Petroleum Corporation - President & CEO

Well Mark Williams has been waiting for somebody to ask that question and chomping at the bit. I will interject beforehand that — just a reminder here that kind of remember that this area out here was really the playground of the old oil and gas operators here in the DJ Basin, going all the way back to the 1940s and 1950s. So we had the benefit when we came out here of looking at the logs from those wells that went down to the D and the J sands. So we have a pretty good idea across our entire acreage position of the thickness of, if you will, the A through the D — essentially calling the Codell/Fort Hays the D. So we had a pretty good idea that virtually all of our acreage would be productive in typically two or more of those four zone.

Now, what we’re doing with really our initial test well drilling out here, what we call ITW, is not really, I would say, exploration drilling or expansion drilling. It’s just filling in some knowledge areas that because there are subtle differences out there between old wells that were drilled and whose logs we have. So at this point, I really don’t think that you need to think too much further about true derisking. I think we know that the majority of our acreage position, the vast majority of our acreage position, is going to be productive and at least two, and in some cases three, and some cases four of those zones.

OCTOBER 30, 2014 / 03:00PM GMT, WLL - Q3 2014 Whiting Petroleum Corp Earnings Call

So what we’re really doing with that — with what we call ITW drilling — is really just gathering further information to better plan the development of the area rather than necessarily derisking it any further. That’s how I feel about it. And we do gather, what I would call, a deeper knowledge in the sense that while we’re out there, we can use more modern techniques than just the old logs that we had when we began to evaluate the area.

Mark Williams - Whiting Petroleum Corporation - SVP of Exploration & Development

I’ll just to add to that. The ITW wells, of which we’ve now drilled six, are really designed to give us more granular feel for the amount of oil in place. As Jim mentioned, the logs tell us — we use those logs to a great deal to help us map out each of those zones, all four of them across our acreages. We’ve got a pretty good idea there. What we’re doing with the ITW wells is we’re taking core through the combined the interval, the A, B, C, and the Codell/Fort Hays, which we call the D here. And what that really does is allow us to give us a true volumetric metric to each one of those different zones and help us to fine tune how we set up our development pattern in each of the areas around those ITW wells. So we do that in advance of our fleet of development rigs before they get there to help us really fine tune exactly what we’re going after, exactly what part of each of those zones we’re drilling in. So in terms of where they — where each of those zones are developed, we got a pretty good handle on that already just from the mapping. Those ITW wells are really just allowing us just to quantify and put actual values of oil in place on each of those different zones.

So as we said here earlier in the script, we said we think that the C and the D are each going to be present and developable through about half of our acreage position. We don’t know exactly what that number is right now. But that’s what we’re estimating from all the mapping that we’ve done. And this ITW program will allow us to stay ahead of the development rigs to determine, with several months to a year before the development rigs get there, exactly how we’re going to fine tune our development program — which of the three or four zones that we’re going to go after.

Mike Kelly - Global Hunter - Analyst

Great. Good color. Second one for me, and I don’t know if Hall hit on this with his monetization question, but if I look at slide 5 here, Jim, it kind of shows that Whiting’s much more focused Company than what it’s been in the past. And you highlighted you’ve done over $1 billion of asset sales the last 15 months. North Ward Estes just kind of sticks out as maybe the asset here that doesn’t fit with Redtail and Williston. And I think you guys have been pretty candid in the past that at the right price and at the right time, you might look to monetize this. But just curious here, with the drop in oil prices, if you would — how that changes your thinking on this asset, potentially? If you’d want to wait out for a potential oil price to get a higher price, or just how you think about that asset and the whole context of the portfolio right now? Thanks.

Jim Volker - Whiting Petroleum Corporation - President & CEO

Sure. So first of all, let’s just comment about North Ward Estes and how we think about it. Yes, I have responded that — really is with any of our assets, everything is always available for review and to receive offers on.

I would like to kind of comment about what I call the advantages as well as the challenges of having an enhanced oil recovery project. So one of the challenges are — I’ll deal with that right away — that if you’re expanding it and building it out, it has capital requirements basically for drilling the patterns that we use to water and CO2 flood the property. On the other hand, one of the great benefits of having an enhanced oil recovery project is that, especially, I would say, that during times when oil prices might fall, you have the benefit here of basically slowing down a bit on the capital. You have the benefit of wetting up the wag, the water, gas injection cycle and have put in more water, which is cheaper than buying CO2. So one of the great things about North Ward Estes, and to be honest, why it’s a great asset, is that, number one, you replace the Mother Nature. So you’re in charge of the decline curve. You can hold that asset, that production out there, which is about 10,000 BOEs a day to us net, flat because you are Mother Nature. You decide the pressure. And you can make that what, I call, expansion pressure to go into new areas by using more CO2, or you can keep the pressure up and basically the production up in your existing areas simply by wetting up your wag.

So I would say this about North Ward Estes, it provides us great flexibility in times of fluctuating oil prices. And a lot of people don’t really think about that. They think about it as being just a higher operating cost. But in reality, it’s one that is flexible, even in times of lower oil prices. So while, yes, really any of our assets are for sale at any point in time given a good enough offer, I would say that the value of these types of assets actually become more apparent at today’s oil prices than they are at $100 oil prices. If for no other reason, I think, than — I think a lot of people believe that it’s hard to keep oil prices up there around $100 a barrel for a long period of time. So I believe the value of this asset and, in fact, the water flood assets that we have, some of which we have monetized in the past through our trusts, is, in fact, underscored during periods of somewhat lower oil prices.

OCTOBER 30, 2014 / 03:00PM GMT, WLL - Q3 2014 Whiting Petroleum Corp Earnings Call

Pete, I’ll let you — I’ll just say some of my comments here reflect what Pete Hagist, who runs this operation for us, really thinks, as well as discusses with me weekly as we plan on the future of the future development of our [Ford] Estes, which basically is, at this point in time, a little over 50% developed. We have a plan to take it there to about 22,000 BOEs a day. And I really believe it can make it there, even at $80 a barrel. Thank you.

Mike Kelly - Global Hunter - Analyst

Thanks, guys.

Jim Volker - Whiting Petroleum Corporation - President & CEO

You bet.

Operator

Thank you. We have another question for you. This one’s from Jason Smith from Bank of America Merrill Lynch. Please go ahead.

Jason Smith - BofA Merrill Lynch - Analyst

Good morning, guys. And appreciate all the early look at 2015. Jim, just to stick on the potential monetization track, you guys have in the past provided some color around Robinson Lake, in particular, in terms of the EBITDA or cash flow with that asset. Following the work you guys have done there, could you maybe provide some more color in terms of what that asset’s generating today?

Jim Volker - Whiting Petroleum Corporation - President & CEO

Well there really isn’t any update. I think we show in a range of around $40 million of cash flow per year. And, Mike, go ahead.

Mike Stevens - Whiting Petroleum Corporation - CFO

$40 million to $50 million.

Jim Volker - Whiting Petroleum Corporation - President & CEO

It’s going to be in that — Mike just said $40 million to $50 million. And that’s especially the case here — is we are ramping up the capability there from basically 100 million to about 130 million cubic feet of gas a day. And we should have that expansion done by the middle of next year. So I think you could probably give it about a 30% uptick during that period of time.

Jason Smith - BofA Merrill Lynch - Analyst

Are there any other significant projects that you guys are thinking about at this point on the midstream side?

Jim Volker - Whiting Petroleum Corporation - President & CEO

So I think you’re probably well aware in those slides we’ve had out in the past. We also talk about the assets that we have in the area of Pronghorn. We call that Belfield and that’s a great plant for us as well. And that is in the range of around 20 million cubic feet of gas a day. It has similar economics, just sort of [prorata] with the volumes there. It’s an excellent plant. Both of these plants have very high operating times. We pride ourselves, essentially, in making sure that these plants have the capability to get all of the gas that we, and others in the area, are developing. And we tried to be proactive, being early into the game, at capturing our gas here. And as you know, that really worked well to our advantage in terms of our relationships with the state, the regulators, both federal and state, and as well as capturing gas that other operators were developing.

OCTOBER 30, 2014 / 03:00PM GMT, WLL - Q3 2014 Whiting Petroleum Corp Earnings Call

So we continue to expand Robinson Lake. We have further plans that would permit us to expand Belfield. I think you’re well aware that we’ve already built a plant that is on its way. It’s currently at about 20 million a day but — capacity — but Redtail is planned to go to 140 million cubic feet a gas a day inlet. And I’ll let Rick mention about one other small one, the Ray plant that we’re putting in.

Rick Ross - Whiting Petroleum Corporation - VP of Operations

Sure. We’re currently building a plant up in our Cassandra development area that will come online in probably January of this year that will process 15 million to 20 million cubic feet a day.

Jim Volker - Whiting Petroleum Corporation - President & CEO

Great. So these plants have — and I’m going to say the capture price is being paid by people who would want to be our partner, whether it be a financial partner or what I would call a joint operating partner. There with us have been pretty enticing. And as I said earlier in the call, we’re just going to kind of fill up our dance card and see maybe who wants to be our partner for a longer period of time.

Jason Smith - BofA Merrill Lynch - Analyst

That’s really good color. Appreciate it, guys. Quick follow-up for me. Just in Redtail, you guys have talked in the past about testing the Northern part of the acreage. Just any update there?

Rick Ross - Whiting Petroleum Corporation - VP of Operations

Well as we were talking about, we’ve got this ITW program and that is designed to test all of our acreage position. And we’re just wrapping up now a six-well ITW program. I think we’ll have results on those wells probably sometime during the first quarter and we’ll release them at that time. But we continue to do that, to keep in front of the development rigs.

Jason Smith - BofA Merrill Lynch - Analyst

Thanks, guys. Appreciate it.

Jim Volker - Whiting Petroleum Corporation - President & CEO

All the best.

Operator

Thank you. I’ll now hand back to Jim Volker for closing remarks.

Jim Volker - Whiting Petroleum Corporation - President & CEO

(inaudible)

Operator

Can you hear me?

OCTOBER 30, 2014 / 03:00PM GMT, WLL - Q3 2014 Whiting Petroleum Corp Earnings Call

Eric Hagen - Whiting Petroleum Corporation - VP of IR

Yes, we can hear you, Sandra. Are we off the call now?

Operator

No, the call is still going on. Unfortunately, just as you were closing, the line did go. So you are still in the call now. I do apologize. The line went. Do you want me to open it back up for you now? Or do you want to say good-bye, again? I do apologize.

Eric Hagen - Whiting Petroleum Corporation - VP of IR

Why don’t we just have Jim Volker give his last remarks and then we can close it up. Thanks, Sandra.

Operator

That would be lovely. Thank you.

Jim Volker - Whiting Petroleum Corporation - President & CEO

Sorry, everyone, for the blinking line. And I think you heard — I hope you heard Eric say that Pete Hagist will be presenting at the Bank of America Merrill Lynch conference at 10:30am on Thursday, November 13. And then in closing, I just want to thank all of you on this call. We noticed some new callers here. Thank you for your new interest in Whiting, and for many of you, your continuing interest in Whiting. And to all of you, thank you for your great questions, which we hope allowed us to be expansive and very clear in our answers. Thanks again, and we look forward to meeting with you soon.

Operator

Thank you. Ladies and gentlemen, that concludes your conference call for today. You may now disconnect. Thank you for joining, and enjoy the rest of your day.